UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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MFA Mortgage Investments, Inc.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2007

To the Stockholders of MFA Mortgage Investments, Inc.:

The 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of MFA Mortgage Investments, Inc. (the “Company”) will be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on Tuesday, May 22, 2007, at 10:00 a.m., New York City time, for the following purposes:

(1)	To elect three directors to serve on the Company’s Board of Directors (the “Board”) until the Company’s 2010 Annual Meeting of Stockholders;
(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and
(3)	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on March 30, 2007 has been fixed by the Board as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to the Company by using our dedicated internet voting website or toll-free telephone number described on the enclosed proxy card or, if you prefer, by completing, signing and dating the enclosed proxy card and returning it promptly in the postage-prepaid envelope provided. By submitting your proxy voting instructions promptly, either by internet, telephone or mail, you can help the Company avoid the expense of follow-up mailings to ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

Please follow the instructions on the enclosed proxy card for voting by internet or telephone whether or not you plan to attend the Annual Meeting in person or, if you prefer, kindly complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

The enclosed proxy is being solicited by the Board. The Board recommends that you vote in favor of the proposed items.

By Order of the Board

Timothy W. Korth

General Counsel, Senior Vice President – Business Development and Secretary

New York, New York

April 9, 2007

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2007

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by, and on behalf of, the Board of Directors (the “Board”) of MFA Mortgage Investments, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), for use at the Company’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on May 22, 2007, at 10:00 a.m., New York City time, or at any postponements or adjournments thereof.

In order to submit proxy voting instructions prior to the Annual Meeting, stockholders have the option to vote by internet, telephone or mail. Stockholders are requested to vote their shares of our common stock, par value $0.01 per share (the “Common Stock”), by proxy at the Annual Meeting by using the dedicated internet voting website or toll-free telephone number provided for this purpose. Alternatively, stockholders may vote by completing, signing and dating the enclosed proxy card and returning it in the postage-prepaid envelope provided. Specific voting instructions regarding the internet and telephone voting options are described on the enclosed proxy card. Stockholders who vote by using the internet or telephone voting options do not need to also return a proxy card.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to Timothy W. Korth, our General Counsel, Senior Vice President — Business Development and Secretary, at MFA Mortgage Investments, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly completed, submitted without specifying any instructions thereon and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the directors to serve on the Board until our 2010 Annual Meeting of Stockholders and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on the enclosed proxy card will vote the shares of Common Stock represented by properly voted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent to stockholders on or about April 9, 2007.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2006, including financial statements audited by Ernst & Young LLP, our independent registered public accounting firm, and their report thereon, dated February 14, 2007.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to one vote for each share of Common Stock held of record at the close of business on March 30, 2007 (the “Record Date”) with respect to (i) the election of the three directors to serve on the Board until our 2010 Annual Meeting of Stockholders, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007 and (iii) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting at the Annual Meeting for the purpose of determining whether a quorum is present and each is tabulated separately. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker does not have discretionary voting authority. The election of directors and the ratification of the appointment of our independent registered public accounting firm are proposals for which brokers do have discretionary voting authority. In addition, the shares of Common Stock represented by valid proxies that abstain with respect to a particular matter will not be counted as an affirmative vote in determining whether the requisite vote of the shares was cast in favor of that matter.

The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of directors, a plurality of the votes cast at the Annual Meeting and (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of the shares of Common Stock, represented in person or by proxy at the Annual Meeting and entitled to vote therein.

As of the Record Date, we had issued and outstanding 80,750,993 shares of Common Stock.

1.   ELECTION OF DIRECTORS

Board of Directors

In accordance with our Amended and Restated Articles of Incorporation (the “Charter”) and Bylaws, the Board is currently comprised of seven directors, Stewart Zimmerman, Stephen R. Blank, James A. Brodsky, Edison C. Buchanan, Michael L. Dahir, Alan L. Gosule and George H. Krauss, and is divided into three classes, with Messrs. Blank and Buchanan constituting the Class I directors, Messrs. Dahir and Krauss constituting the Class II directors and Messrs. Zimmerman, Brodsky and Gosule constituting the Class III directors. One class of directors is elected at each annual meeting of our stockholders for a term of three years. Each director holds office until his successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The term of the Board’s Class III directors expires at the Annual Meeting. The terms of the other two classes of directors expire at the Company’s 2008 Annual Meeting of Stockholders (Class I directors) and the Company’s 2009 Annual Meeting of Stockholders (Class II directors).

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, Messrs. Zimmerman, Brodsky and Gosule have been nominated by the Board to stand for re-election as Class III directors by the stockholders at the Annual Meeting to serve until our 2010 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Zimmerman, Brodsky and Gosule as Class III directors, unless otherwise instructed. If the candidacy of Messrs. Zimmerman, Brodsky and Gosule should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by the Board. The Board has no reason to believe that, if elected, Messrs. Zimmerman, Brodsky and Gosule will be unable or unwilling to serve as Class III directors.

Nominees for Election as Class III Directors

The following information is furnished regarding the nominees for election as Class III directors by the holders of Common Stock.

Stewart Zimmerman, 62, has served as our Chief Executive Officer, President and as a director since 1997 and was appointed Chairman of the Board in March 2003. From 1989 through 1997, he initially served as a consultant to The America First Companies and became Executive Vice President of America First Companies, L.L.C. (“America First”). During this time, he held the following positions: President and Chief Operating Officer of America First REIT, Inc. and President of several America First mortgage funds, including America First

Participating/Preferred Equity Mortgage Fund, America First PREP Fund 2, America First PREP Fund II Pension Series Limited Partnership, Capital Source L.P., Capital Source II L.P., America First Tax Exempt Mortgage Fund Limited Partnership and America First Tax Exempt Fund 2 Limited Partnership. Prior to 1989, Mr. Zimmerman held various positions with other financial-related companies, including Security Pacific Merchant Bank, EF Hutton & Company, Inc., First Pennco Securities, Cralin & Company, Lehman Brothers, Bankers Trust Company and Zenith Mortgage Company.

James A. Brodsky, 61, has served as a director of the Company since 2004. Mr. Brodsky is a partner in, and a founding member of, the law firm of Weiner Brodsky Sidman Kider PC in Washington, D.C. and has practiced law with that firm and its predecessor since 1977. Mr. Brodsky provides legal advice and business counsel to publicly traded and privately held national and regional single-family residential mortgage lenders on secondary mortgage market transactions (including those involving Fannie Mae, Freddie Mac, Ginnie Mae and investment bankers), mergers and acquisitions, asset purchases and sales, mortgage compliance issues, and strategic business initiatives. Prior to 1977, Mr. Brodsky was a Deputy Assistant Secretary with the U.S. Department of Housing and Urban Development. He also has served as the Chairman of the board of directors of the Montgomery Housing Partnership (a private not-for-profit developer, owner and manager of affordable housing communities in Montgomery County, Maryland) and is Co-Founder and Co-Chairman of the Washington Area Housing Trust Fund (a revolving fund resource for the preservation and re-development of affordable housing in the Washington, D.C. area).

Alan L. Gosule, 66, has served as a director of the Company since 2001. Mr. Gosule is a partner in the law firm of Clifford Chance US LLP (“Clifford Chance”) in New York, New York and has practiced law with such firm and its predecessor since 1991. From 2002 to August 2005, he served as the Regional Head of Clifford Chance’s Real Estate Department for the Americas and, prior to 2002, was the Regional Head of such firm’s Tax, Pension and Employment Department for the Americas. Prior to 1991, Mr. Gosule practiced law with the firm of Gaston & Snow, where he was a member of such firm’s Management Committee and the Chairman of the Tax Department. Mr. Gosule also serves as a member of the board of directors of Home Properties, Inc., as well as a voting trustee of F.L. Putnam Investment Management Company.

The Board recommends a vote FOR the election of Messrs. Zimmerman, Brodsky and Gosule as Class III directors of the Company. Proxies solicited by the Board will be voted FOR Messrs. Zimmerman, Brodsky and Gosule, unless otherwise instructed.

Continuing Class I Directors

The following information is furnished regarding our Class I directors (who will continue to serve on the Board until our 2008 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified).

Stephen R. Blank, 61, has served as a director of the Company since 2002. Since 1998, Mr. Blank has been Senior Resident Fellow, Finance, at the Urban Land Institute (“ULI”), a non-profit education and research institute which studies land use and real estate developmental policy. Prior to joining ULI, Mr. Blank served from 1993 to 1998 as Managing Director – Real Estate Investment Banking of CIBC Oppenheimer Corp. From 1989 to 1993, Mr. Blank was Managing Director of the Real Estate Corporate Finance Department of Cushman & Wakefield, Inc. From 1979 to 1989, Mr. Blank served as Managing Director – Real Estate Investment Banking of Kidder, Peabody & Co. From 1973 to 1979, Mr. Blank was employed by Bache & Co., Incorporated as Vice President, Direct Investment Group. Mr. Blank also serves as a member of the board of trustees of Ramco-Gershenson Properties Trust.

Edison C. Buchanan, 52, has served as a director of the Company since 2004. Since 2001, Mr. Buchanan has been Corporate Advisor at The Trust for Public Land, a non-profit land conservation organization. In 2000, Mr. Buchanan served as Managing Director and Head of the Domestic Real Estate Investment Banking Group of Credit Suisse First Boston. From 1997 to 2000, he was a Managing Director in the Real Estate Investment Banking Group at Morgan Stanley Dean Witter & Co. From 1981 to 1997, Mr. Buchanan was a Managing Director of various groups in the Investment Banking Division at Dean Witter Reynolds, Inc. Mr. Buchanan also serves as a member of the board of directors of Pioneer Natural Resources Company and Rio Grande School and as Chairman of the board of directors of The Commonweal Conservancy.

Continuing Class II Directors

The following information is furnished regarding our Class II directors (who will continue to serve on the Board until our 2009 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified).

Michael L. Dahir, 58, has served as a director of the Company since 1998. Since 1988, Mr. Dahir has been the Chairman and Chief Executive Officer of Omaha State Bank in Omaha, Nebraska. From 1988 to 2004, he was also the President of Omaha State Bank. From 1974 to 1988, Mr. Dahir held various positions with Omaha National Bank, including Vice President, Investment Department Head, Senior Vice President and Chief Financial Officer of FirsTier Holding Company, which owned Omaha National Bank. Mr. Dahir is a non-practicing certified public accountant. Mr. Dahir is Chairman of the Jesuit Partnership Council of Omaha, serves on the board and executive committee of Catholic Charities and is a member of the board of directors of Legatus International.

George H. Krauss, 65, has served as a director of the Company since 1997. Mr. Krauss has been a consultant to The Burlington Capital Group, LLC (formerly known as America First Companies, L.L.C.) (“Burlington”) since 1997. From 1972 to 1997, Mr. Krauss practiced law with Kutak Rock LLP, serving as such firm’s managing partner from 1983 to 1993, and continues to be Of Counsel to such firm. Mr. Krauss has extensive experience in corporate, mergers and acquisitions and regulatory matters. In addition to his legal education, Mr. Krauss has a Masters of Business Administration and is a registered Professional Engineer. Mr. Krauss currently serves as a member of the boards of directors of Gateway, Inc. and America First Apartment Investors, Inc. (“AFAI”) and as a member of the board of managers of Burlington.

In accordance with our Bylaws, vacancies occurring on the Board as a result of (i) the removal from office, resignation, retirement, death or disqualification of a director may be filled by either our stockholders or a majority of the remaining directors and (ii) an increase in the number of directors serving on the Board may be filled by either our stockholders or a majority of the entire Board.

There is no familial relationship among any of our members of the Board or executive officers, except that Ronald A. Freydberg, our Executive Vice President and Chief Portfolio Officer, and William S. Gorin, our Executive Vice President and Chief Financial Officer, are brothers-in-law.

2.   RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Ernst & Young LLP has audited our financial statements since the 2003 fiscal year. The Board is requesting that our stockholders ratify this appointment of Ernst & Young LLP.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2006 and 2005.

	Fiscal Year Ended December 31,
	2006	2005
Audit Fees(1)	$ 653,477	$ 577,444
Audit-Related Fees(2)	—	—
Tax Fees(3)	30,800	31,284
All Other Fees(4)	—	—
Total	$ 684,277	$ 608,728

(1)

Both 2006 and 2005 Audit Fees include: (i) the audit of our consolidated financial statements included in its annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to Securities and Exchange Commission (“SEC”) and other regulatory filings; and (iv) accounting consultation attendant to the audit. Audit Fees for 2006 and 2005 also include the audit of management’s assessment on the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	There were no Audit-Related Fees incurred in 2006 or 2005.

(3)	Tax Fees include tax compliance, tax planning, tax advisory and related tax services.

(4)	There were no other professional services rendered in 2006 or 2005.

All audit, tax and other services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007. Proxies solicited by the Board will be voted FOR this ratification, unless otherwise instructed.

BOARD AND COMMITTEE MATTERS

Board of Directors

The Board is responsible for overseeing our affairs. The Board conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2006, the Board held six meetings and acted eight times by written consent in lieu of a meeting. Each of our directors attended at least 75% of the meetings of the Board and of the Board’s committees on which they served during 2006. All directors serving on the Board attended our 2006 Annual Meeting of Stockholders. The Board’s policy, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of the Board and all meetings of our stockholders.

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Capital Advisory Committee.

Audit Committee. Stephen R. Blank (Chairman), Edison C. Buchanan and Michael L. Dahir are currently the members of the Audit Committee. The Board has determined that all of the members of the Audit Committee are independent as required by the New York Stock Exchange (“NYSE”) listing standards, SEC rules governing the qualifications of audit committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. The Board has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this Proxy Statement for a description of their respective backgrounds and experience), that Messrs. Blank and Dahir qualify as “audit committee financial experts” for purposes of, and as defined by, SEC rules and have the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, the Board has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. The Audit Committee, which met nine times and acted once by written consent during 2006, is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. In accordance with its written charter, the Audit Committee has a policy requiring that the terms of all auditing and non-auditing services to be provided by our independent registered public accounting firm be pre-approved by the Audit Committee. The Audit Committee also reviews and evaluates the scope of all non-auditing services to be provided by our independent registered public accounting firm in order to confirm that such services are permitted by the rules and/or regulations of the NYSE, the SEC, the Financial Accounting Standards Board or other similar governing bodies. The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.mfa-reit.com.

Compensation Committee. James A. Brodsky (Chairman), Stephen R. Blank and George H. Krauss are currently the members of the Compensation Committee. The Board has determined that all of the members of the Compensation Committee are independent as required by NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Compensation Committee. The Compensation Committee, which met four times and acted once by written consent during 2006, is responsible for, among other things, overseeing the approval, administration and evaluation of the Company’s compensation plans, policies and programs and reviewing the compensation of our directors and executive officers. The specific responsibilities of the Compensation Committee are set forth in its written charter, which is available for viewing on our website at www.mfa-reit.com.

Nominating and Corporate Governance Committee. Michael L. Dahir (Chairman), James A. Brodsky and George H. Krauss are currently the members of the Nominating and Corporate Governance Committee. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met five times during 2006, is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the director nominees to be elected at each annual meeting of our stockholders, recommending to the Board the director nominees to serve on each of the Board’s committees, developing and recommending to the Board the corporate governance principles and guidelines applicable to us and directing the Board in an annual review of its performance. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, which is available for viewing on our website at www.mfa-reit.com.

Capital Advisory Committee. Stewart Zimmerman (Chairman), Edison C. Buchanan, Alan L. Gosule and George H. Krauss are currently the members of the Capital Advisory Committee (formerly known as the Investment Committee). The Capital Advisory Committee, which met once and acted once by written consent during 2006, is responsible for, among other things, overseeing our compliance with our investment strategy and other capital and financial operating policies.

We will provide the written charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, free of charge, to stockholders who request them. Requests should be directed to Timothy W. Korth, our General Counsel, Senior Vice President – Business Development and Secretary, at MFA Mortgage Investments, Inc., 350 Park Avenue, 21st floor, New York, New York 10022.

Report of the Audit Committee

The Audit Committee of the Board has furnished the following report for the 2006 fiscal year.

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on our internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on our internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on our internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

The Audit Committee held nine meetings and acted once by written consent during 2006. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Ernst & Young LLP, our independent registered public accounting firm.

The Audit Committee reviewed and discussed our ongoing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 2 regarding the audit of internal control over financial reporting. The Audit Committee discussed with Ernst & Young LLP and our internal auditors, Grant Thornton LLP, the overall scope and plans for their respective audits. The Audit Committee reviewed reports and memoranda prepared by Ernst & Young LLP and Grant Thornton LLP with respect to their respective audits of our internal control over financial reporting. The Audit Committee met with Ernst & Young LLP and Grant Thornton LLP, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2006, and the related report prepared by Ernst & Young LLP, with management and Ernst & Young LLP. The Audit Committee also reviewed and discussed with management, Ernst & Young LLP and Grant Thornton LLP management’s annual report on our internal control over financial reporting and the attestation report prepared by Ernst & Young LLP. The Audit Committee discussed with management and Ernst & Young LLP the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC and the processes used to support management’s annual report on our internal control over financial reporting. As a result of these discussions, the Audit Committee believes that we maintain an effective system of accounting controls that allows us to prepare consolidated financial statements that fairly present our financial position and results of our operations. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee reviewed and discussed with Ernst & Young LLP their 2006 Audit Plan for the Company and their proposed implementation of this plan. The Audit Committee also discussed with Ernst & Young LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which included a discussion of Ernst & Young LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with Ernst & Young LLP their independence from us. Ernst & Young LLP provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it is independent from us. When considering the independence of Ernst & Young LLP, the Audit Committee considered if services they provided to us beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of our interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q and the attestation of management’s report on internal control over financial reporting were compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the tax services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The Audit Committee received regular updates on the amount of fees and scope of audit and tax services provided.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to the Board that our audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2007 and is presenting this selection to our stockholders for ratification.

Stephen R. Blank, Chairman

Edison C. Buchanan

Michael L. Dahir

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

During 2006, we paid an annual board fee of $40,000 to our non-employee directors serving on the Board. In addition, during 2006, each non-employee director who served as a Chairman of one of the Board’s committees, other than the Audit Committee, received an additional annual chair fee of $5,000 and the Chairman of the Audit Committee received an additional annual chair fee of $10,000. Non-employee directors also received a fee of $1,000 for each annual, quarterly or special meeting of the Board that they attended and $500 for each telephonic meeting of the Board in which they participated during 2006. Non-employee directors were eligible to participate during 2006 in our Amended and Restated 2003 Non-Employee Directors’ Deferred Compensation Plan (the “Non-Employee Directors Plan”), which allowed participants to elect to defer receipt of 50% or 100% of their annual board fee and 100% of their meetings fees and, if applicable, annual chair fees.

The following table summarizes the annual compensation received by our non-employee directors for the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Stephen R. Blank	$ 55,000	$ 250	$ 55,250
James A. Brodsky	50,000	250	50,250
Edison C. Buchanan	44,500	250	44,750
Michael L. Dahir	49,500	500	50,000
Alan L. Gosule	45,000	250	45,250
George H. Krauss	45,000	15,250	60,250

(1)

Amounts in this column represent annual board fees, annual chair fees and meeting fees paid to non-employee directors for service in 2006. With respect to meeting fees, the Board met four times in person and twice telephonically during 2006.

(2)

Amounts in this column represent aggregate distributions paid on dividend equivalent rights (“DERs”), which represent the right to receive a distribution on each DER equal to the cash dividend paid on a share of Common Stock, attached to outstanding non-qualified stock options (“NQSOs”) during 2006.

Non-employee directors are also eligible to receive grants of NQSOs, restricted stock, phantom units and DERs under our 2004 Equity Compensation Plan. We reimburse all non-employee directors for travel and other expenses incurred in connection with attending Board, committee and stockholder meetings and other Company-sponsored events and/or related to their activities on our behalf. In addition, we provide all non-employee directors with up to $500,000 of accidental death and dismemberment insurance while traveling to or attending Board, committee and stockholder meetings and other Company-sponsored events. Directors who are also our employees are not entitled to receive additional compensation for serving on the Board.

Effective January 1, 2007, the Board modified the compensation package to be paid to our non-employee directors. Beginning in 2007, we will pay, on a semi-annual basis in 50% increments, (i) an annual board fee to our non-employee directors of $60,000 per year; (ii) an annual chair fee to the non-employee director acting as the Chairman of the Audit Committee of $12,500 per year; and (iii) an annual chair fee to the non-employee directors acting as the Chairmen of each of the Compensation Committee and the Nominating and Corporate Governance Committee of $7,500 per year. In addition, the Board approved, pursuant to our 2004 Equity Compensation Plan, an annual grant of equity compensation to our non-employee directors consisting of 2,500 restricted shares of Common Stock, which shares by their terms must be retained by the non-employee directors and, subject to certain exceptions, may not be sold or otherwise transferred until six months after the non-employee director’s termination of service with us. The first payment of 50% of the modified compensation package for non-employee directors was made on January 2, 2007 and, thereafter, will be paid semi-annually in 50% increments on the last business day of May and November in each year. The Board also approved the elimination of the payment of any meeting fees to our non-employee directors and suspended any further participation by our non-employee directors in the Non-Employee Directors Plan.

CORPORATE GOVERNANCE

Role of the Board

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business, assets and affairs are managed by our Chief Executive Officer and other executive officers under the direction and oversight of the Board. The Board has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of the Board keep informed of our business by participating in meetings of the Board and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with our Chief Executive Officer and other executive officers.

Director Independence

The Guidelines provide that a majority of the directors serving on the Board must be independent as required by NYSE listing standards. In addition, as permitted under the Guidelines, the Board has also adopted certain additional categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. Based upon its review of all relevant facts and circumstances, the Board has affirmatively determined that five of our seven current directors, Stephen R. Blank, James A. Brodsky, Edison C. Buchanan, Michael L. Dahir and George H. Krauss, qualify as independent directors under NYSE listing standards and the Independence Standards. In determining that Mr. Krauss qualified as an independent director under the NYSE listing standards and the Independence Standards, the Board took into consideration in making its determination that (i) on January 31, 2006, Retirement Centers Corporation, our wholly-owned subsidiary, sold through an arms-length negotiated transaction, which was the result of a competitive third-party bidding process, all of its indirect interest in The Greenhouse, a 128-unit multi-family apartment property located in Omaha, Nebraska, to AFAI, a company for which Mr. Krauss serves on the board of directors and is a stockholder, for $15.2 million, (ii) during 2006 and 2005, we paid property management fees of $96,000 and $143,000, respectively, to a property manager that was a wholly-owned subsidiary of AFAI and, during 2004, paid property management fees of $127,000 to a property manager that was a wholly-owned subsidiary of the predecessor company of Burlington, an entity in which Mr. Krauss directly and indirectly beneficially owned approximately 17% and for which he served on the board of managers and was a consultant, and (iii) during 2006, we, through an indirect wholly-owned subsidiary, earned fees of $38,000 for sub-advisory services provided to AFAI in connection with the management of its mortgage-backed securities portfolio and, during 2005 and 2004, earned fees of $50,000 and $65,000, respectively, for sub-advisory services provided to the external advisor of AFAI, a wholly-owned subsidiary of the predecessor company of Burlington, in connection with AFAI’s mortgage-backed securities portfolio. In connection with making this determination, the Board specifically noted that (a) Mr. Krauss recused himself from all Board discussions and deliberations relating to the sale of The Greenhouse to AFAI and did not participate in the decision to approve such transaction, (b) neither the amount of property management fees paid to the property manager nor the sub-advisory fees received from AFAI were considered to be material to us on a consolidated basis, (c) the amount of property management fees to be paid by us to the property manager on a going-forward basis were expected to decline due to the decrease in the number of managed properties owned by us to from three properties at the beginning of 2006 to one property at year end and (d) our sub-advisory arrangement with AFAI had been suspended indefinitely during 2006 and, as a result, no further fees were currently expected to be received. The Independence Standards are available for viewing on our website at www.mfa-reit.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, executive officers and employees. The Code of Conduct was designed to assist directors, executive officers and employees in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of our assets, confidentiality, communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, and health and safety. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Code of Conduct and will recommend, as appropriate, proposed changes to the Board. The Code of Conduct is available for viewing on our website at www.mfa-reit.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to Timothy W. Korth, our General Counsel, Senior Vice President – Business Development and Secretary, at MFA Mortgage Investments, Inc., 350 Park Avenue, 21st floor, New York, New York 10022.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Guidelines are Board composition, Board functions and responsibilities, Board committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and Board and committee performance evaluations. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Guidelines and will recommend, as appropriate, proposed changes to the Board. The Guidelines are available for viewing on our website at www.mfa-reit.com. We will also provide the Guidelines, free of charge, to stockholders who request them. Requests should be directed to Timothy W. Korth, our General Counsel, Senior Vice President – Business Development and Secretary, at MFA Mortgage Investments, Inc., 350 Park Avenue, 21st floor, New York, New York 10022.

Review and Approval of Transactions with Related Persons

Effective January 1, 2007, the Board adopted written policies and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers or their immediate family members, or stockholders owning 5% or greater of our outstanding capital stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•

Any covered related party transaction must be approved by the Board or by a committee of the Board consisting solely of disinterested directors. In considering the transaction, the Board or committee will consider all relevant factors, including as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to us.

•	On at least an annual basis, the Board or committee will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•

Management or the affected director or executive officer will bring the matter to the attention of the Chairman of the Audit Committee or, if Chairman of the Audit Committee is the affected director, to the attention of the Chairman of the Nominating and Corporate Governance Committee.

•	The appropriate Chairman shall determine whether the matter should be considered by the Board or by a committee of the Board consisting solely of disinterested directors.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.
•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating director candidates for the Board and for recommending director candidates to the Board for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are nominated to stand for election to the Board in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In accordance with the Guidelines, director candidates should have experience in positions with a high degree of responsibility and decision making, be able to exercise good business judgment, be able to provide practical wisdom and mature judgment and be leaders in the companies or institutions with which they are affiliated. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to the Board and management and their ability to represent our long-term interests and those of our stockholders.

The Nominating and Corporate Governance Committee accepts stockholder recommendations of director candidates and applies the same standards in considering director candidates submitted by stockholders as it does in evaluating director candidates recommended by members of the Board or management. Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or otherwise possesses, which may be supplemented by certain inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of the Board. If the Nominating and Corporate Governance Committee determines, in consultation with other directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Nominating and Corporate Governance Committee may then obtain additional information about a director candidate’s background and experience, including by means of personal interviews. The Nominating and Corporate Governance Committee will then re-evaluate the director candidate using its evaluation criteria. The Nominating and Corporate Governance Committee receives input on such director candidates from other directors, including the Chairman of the Board, and recommends director candidates to the Board for nomination. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the notice procedures outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may recommend director candidates for evaluation and consideration by the Nominating and Corporate Governance Committee. Stockholders may make recommendations at any time, but recommendations of director candidates for consideration as director nominees at our annual meeting of stockholders must be received not less than 120 days before the first anniversary of the date on which the proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. Accordingly, to submit a director candidate for consideration for nomination at our 2008 Annual Meeting of Stockholders, stockholders must submit the recommendation, in writing, by no later than December 10, 2007. The written notice must demonstrate that it is being submitted by a stockholder of record of us and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the stockholder must provide confirmation of each director candidate’s consent to serve as a director and contact information for each director candidate so that his or her interest can be verified and, if necessary, to gather further information.

Communications with the Board

The Board has established a process by which stockholders and/or other interested parties may communicate in writing with our directors, a committee of the Board, the Board’s non-employee directors as a group or the Board generally. Any such communications may be sent to the Board by U.S. mail or overnight delivery and should be directed to Timothy W. Korth, our General Counsel, Senior Vice President – Business Development and Secretary, at MFA Mortgage Investments, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of the Secretary, are not required, however, to be forwarded to the directors. The Board has approved this communication process.

Executive Sessions of Non-Employee and Independent Directors

In accordance with the Guidelines, the non-employee directors serving on the Board meet in executive session at least four times per year at regularly scheduled meetings of the Board. These executive sessions of the Board are presided over by Alan L. Gosule. In addition, at least annually, the independent directors serving on the Board meet in executive session at a regularly scheduled meeting of the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the compensation programs offered to our senior executive officers. The Compensation Committee of the Board is responsible for the administration of our compensation plans, policies and programs and for all decisions relating to the compensation of our principal executive officer, principal financial officer and three other executive officers (the “Named Executive Officers”). The Compensation Committee endeavors to ensure that the compensation paid to the Named Executive Officers is consistent with our overall philosophy on compensation and market practices.

Compensation Philosophy and Objectives. We, through our executive compensation programs, seek to attract, motivate and retain top quality senior executives who are committed to our core values of excellence and integrity. The Compensation Committee’s fundamental philosophy is to closely align these compensation programs with the achievement of annual and long-term performance goals tied to our financial success and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	Attract, retain and motivate a highly skilled senior executive team that will contribute to the successful performance of the Company;
•	Align the interests of the senior executive team with the interests our stockholders by motivating executives to increase long-term stockholder value;
•	Provide compensation opportunities that are competitive within industry standards thereby reflecting the value of the position in the marketplace;
•	Support a culture committed to pay for performance where compensation is commensurate with the level of performance achieved; and
•

Maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, cash-based compensation with long-term, equity-based compensation. Our executive officer compensation program includes the following primary components:

•	Base salaries paid in cash which recognize the unique role and responsibilities of a position as well as an individual’s performance in that role.
•	Annual cash awards which are meant to motivate and reward our short-term financial and operational performance, as well as individual performance.
•

Long-term equity-based awards which are designed to support our objectives of aligning the interests of executive officers with those of the our stockholders, promoting our long-term performance and value creation and retaining executive officers.

In addition to the primary components of the executive officer compensation program, we maintain our 2003 Senior Officers Deferred Bonus Plan (the “Senior Officers Plan”), a non-qualified deferred compensation program designed to provide additional opportunities to align the interests of executive officers and stockholders, and provide limited perquisites and other benefits beyond what are provided to all of our employees.

The Compensation Committee is committed to the ongoing review and evaluation of the executive officer compensation levels and program. It is the Compensation Committee’s view that compensation decisions are complex and best made after a deliberate review of Company and individual performance, as well as industry compensation levels. Consistent with this view, the Compensation Committee annually assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position and role within the Company. In addition, the Compensation Committee regularly benchmarks the total compensation provided to our executive officers to industry-based compensation practices. While it is the Compensation Committee’s goal to provide compensation opportunities that reflect Company and individual performance and that are competitive within industry standards, a specific target market position for executive officer pay levels has not been established.

Setting Executive Compensation. During 2005, the Compensation Committee began a comprehensive review of our senior executive compensation practices in order to ensure that the senior executive compensation program and policies remained aligned with the goal of enhancing stockholder value through compensation practices that attract, motivate and retain key senior executives. As a part of the process, the Compensation Committee engaged FPL Associates Compensation, a nationally recognized compensation consulting firm specializing in the real estate industry (the “Consultant”), to provide independent guidance and insight to the Compensation Committee on executive compensation matters, both generally in the marketplace and within our industry and to provide recommendations regarding potential modifications to our senior executive compensation programs and policies.

The focus of the Compensation Committee’s review was to (i) more directly align our senior executive compensation programs and policies with our financial performance and, accordingly, the creation of stockholder value and (ii) competitively update the existing executive compensation programs and policies, including existing employment agreements, to reflect current practices in the marketplace. In conducting this review, the Compensation Committee examined all components of our compensation programs offered to the Named Executive Officers including base salary, annual incentive bonus, equity and long-term compensation, accumulated (realized and unrealized) gains on stock options (“Options”) and payments on DERs, the dollar value to the senior executives (and the cost to us) of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Senior Officers Plan, and the actual projected payout obligations under several potential severance and change-in-control scenarios. A compensation tally sheet setting forth these components of our senior executive compensation program provided to each Named Executive Officer was prepared and reviewed by the Compensation Committee.

As part of this review, the Compensation Committee evaluated a comprehensive benchmarking analysis prepared by the Consultant, which compared our senior executive compensation practices to the compensation practices employed by multiple distinct industry peer groups representing various asset classes. The comparative peer groups included, among others, the following companies:

•	Annaly Capital Management, Inc.
•	Anworth Mortgage Asset Corp.
•	Capstead Mortgage Corporation

•	Hanover Capital Mortgage Holdings, Inc.
•	Impac Mortgage Holdings Inc.
•	Luminent Mortgage Capital, Inc.
•	Novastar Financial Inc.
•	Redwood Trust, Inc.

Based on the analysis and findings of this comprehensive review and the Consultant’s recommendations, the Compensation Committee determined that it would be beneficial to modify the compensation arrangements offered to the Named Executive Officers. These modifications, which are described more fully below under “Elements of Executive Compensation” of this Compensation Disclosure and Analysis of the Proxy Statement, were documented as a part of amended and restated employment agreements with each of the Named Executive Officers. In connection with these amendments, Messrs. Zimmerman, Freydberg and Gorin each waived their rights under their then-existing employment agreements in order to enter into the amended and restated employment agreements specifying the modified compensation arrangements. Accordingly, Mr. Zimmerman’s amended and restated employment agreement is for a term of five years, while the amended and restated agreements entered into with Messrs. Freydberg and Gorin each have a three-year term. In the case of Mr. Korth and Ms. Covello, they each entered into new two-year amended and restated employment agreements. The amended and restated employment agreements for Messrs. Zimmerman, Freydberg and Gorin became effective April 16, 2006, while the agreements for Mr. Korth and Ms. Covello became effective January 1, 2006. The Compensation Committee believes these amended and restated employment agreements provide for compensation arrangements that reflect the Compensation Committee’s philosophy and objectives and ensure our future stability and succession of leadership. Additional information with respect to these employment agreements can be found under “Employment Agreements and Termination and Change-in-Control Arrangements” of this Executive Compensation section of the Proxy Statement.

The Compensation Committee will, on an ongoing basis, continue to examine and assess our executive compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices, and will make modifications to the compensation programs, as deemed appropriate.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all compensation decisions related to the Named Executive Officers and approves recommendations related to incentive compensation for our other employees. When making compensation decisions for the Named Executive Officers (other than Mr. Zimmerman), the Compensation Committee seeks and considers the advice and counsel of Mr. Zimmerman, our Chief Executive Officer, given his direct day-to-day working relationship with these senior executives. Taking this feedback into consideration, the Compensation Committee engages in discussions and retains the right to make final determinations related to compensation paid to the Named Executive Officers. All decisions regarding Mr. Zimmerman’s compensation are made independently by the Compensation Committee.

Elements of Executive Compensation. The key elements of our executive compensation program include:

•	Base salary;
•	Incentive compensation;
•	Equity grants;
•	Deferred compensation; and
•	Perquisites and other benefits.

Base Salary

Pursuant to their amended and restated employment agreements, we provide the Named Executive Officers with annual base salaries to compensate them for services provided during the term of their employment. When setting base salaries, the Compensation Committee takes into consideration the scope of the role and responsibilities of the position, experience, individual performance and competitive market practices. As a result of its comprehensive review of executive compensation conducted during 2005, the Compensation Committee took a number of steps with respect to executive officer base salaries in 2006, including:

•

The Compensation Committee reduced the cash component of Mr. Zimmerman’s base salary from $1,000,000 to $900,000 and determined that delivering the remaining $100,000 in the form of an annual stock grant would more effectively support the philosophy of aligning executive compensation with the long-term interests of stockholders. The specific details of this annual stock award are provided below under “Equity Grants” of this Compensation Disclosure and Analysis of the Proxy Statement.

•

The Compensation Committee reduced the base salaries for Messrs. Freydberg and Gorin by 10%. These reductions were in an effort to establish a greater emphasis on performance-based incentive compensation for these two executives.

•

Mr. Korth’s and Ms. Covello’s salaries were increased approximately 22% and 25%, respectively. These increases were based on the results of the 2005 review and the Compensation Committee’s view that the salaries were below competitive market practices and did not appropriately reflect the broad set of responsibilities that each executive carries out as a member of our senior executive team.

The base salaries for each of the Named Executive Officers in 2006 were as follows:

	2006 Base Salary
	Cash	Stock Grant
Stewart Zimmerman	$ 900,000	$ 100,000
Ronald A. Freydberg	675,000	—
William S. Gorin	675,000	—
Timothy W. Korth	275,000	—
Teresa D. Covello	225,000	—

No adjustments were made to the Named Executive Officers’ salaries for 2007. The Compensation Committee intends to continue to implement the terms of the amended and restated employment agreements, including the base salary provisions, while remaining open to future base salary adjustments in the event the Compensation Committee concludes that the circumstances warrant them. However, consistent with the Compensation Committee’s overall philosophy, the compensation programs for the Named Executive Officers will continue to emphasize incentive compensation.

Incentive Compensation

Under the terms of their amended and restated employment agreements, an incentive structure was established for Messrs. Zimmerman, Freydberg and Gorin (the “Senior Executives”). As a result, the Senior Executives are eligible to participate in a performance-based bonus pool that is funded based on the Company’s return on average equity (“ROAE”). ROAE is calculated as the twelve-month GAAP net income minus depreciation, merger expenses, gains/losses on asset sales and impairment charges, divided by the average stockholder equity less (i) goodwill and (ii) preferred stockholder equity. The Compensation Committee evaluated various measures and factors of performance in developing this structure and, in its view, ROAE was determined to be the single best indicator of our overall performance and value creation for stockholders. Moreover, ROAE is a metric of our performance that has been calculated and reported on a consistent basis since our inception in 1998.

As designed by the Compensation Committee, the aggregate amount of this performance-based bonus pool available for distribution to the Senior Executives can range annually from a minimum of $400,000 to a maximum of $6.0 million based upon our ROAE for any given year. Under this incentive arrangement, a pool of $400,000 is available if our ROAE is 4.5% or less. For ROAE performance between 4.5% and 8.0%, the pool funding is increased to $600,000. The pool funding for ROAE above 8% increases based on an established scale, up to maximum ROAE performance of 22%. The Compensation Committee has the discretionary right to adjust downward the amount available for distribution from the Senior Executives’ bonus pool by as much as 10% in any given year, based upon its assessment of factors including our leverage, stability of book value of the Common Stock and price per share of our Common Stock relative to other industry participants. Of the aggregate amount available for distribution from the Senior Executives’ bonus pool, the Compensation Committee bases annual bonus allocations to each of the Senior Executives on its assessment of the performance of each Senior Executive against individual performance metrics and benchmarks.

In order to further align the performance of the Senior Executives with our long-term financial success and the creation of stockholder value, the Compensation Committee also determined that (i) with respect to 2006, at least 25% of any annual performance-based bonus amount distributed to a Senior Executive over $100,000 would be paid in restricted shares of Common Stock (the “Restricted Shares”), which would vest over the three-year period following such award, and (ii) with respect to each year thereafter, at least 50% of any annual performance-based bonus amount over $100,000 will be paid in Restricted Shares. In addition, no Senior Executive will be permitted to sell or otherwise transfer any Restricted Shares during the executive’s employment with us until the value of the Senior Executive’s stock holdings in us exceeds a specified multiple of the executive’s base compensation (five times in the case of Mr. Zimmerman and three times in the case of Messrs. Freydberg and Gorin), and once this threshold is met, only to the extent that the value of the executive’s stock holdings exceeds that multiple.

In accordance with the terms of the Senior Executive’s amended and restated employment agreements, the aggregate performance-based bonus pool generated for 2006 was $400,000. The Compensation Committee, based upon its assessment of the individual performance of each of the Senior Executives, allocated the performance-based bonus pool as follows:

		Restricted Shares
	Cash	Shares	Value	Total
Stewart Zimmerman	$ 138,334	1,638	$ 12,778	$ 151,112
Ronald A. Freydberg	118,333	784	6,111	124,444
William S. Gorin	118,333	784	6,111	124,444

For 2006, the Compensation Committee, in its discretion, provided additional incentive compensation to each of the Senior Executives beyond the annual performance-based bonus awards earned under the incentive compensation structure as specified in their amended and restated employment agreements. This additional incentive compensation was provided in consideration of the Company’s execution of our business and strategic plan. Specifically, we were able to successfully reposition our investment portfolio in response to the challenging interest rate environment. This repositioning of the portfolio through the sale of lower-yielding assets, positively impacted our portfolio spreads and effectively reduced our interest rate risk. The reduction of both the asset base and leverage during the first half of 2006 positioned us to take advantage of investment opportunities later in the year in higher-yielding mortgage-backed securities investments with more attractive spreads.

This additional incentive compensation awarded to each of the Senior Executives was as follows:

		Restricted Shares
	Cash	Shares	Value	Total
Stewart Zimmerman	$ 36,666	3,170	$ 24,722	$ 61,388
Ronald A. Freydberg	19,167	4,024	31,389	50,556
William S. Gorin	19,167	4,024	31,389	50,556

Annual incentive compensation for Mr. Korth and Ms. Covello is determined at the discretion of the Compensation Committee based upon its assessment of our performance and the performance of each individual senior executive against certain performance metrics and benchmarks. Mr. Korth and Ms. Covello received incentive compensation awards for 2006 of $137,500 and $132,500, respectively. Of these total incentive amounts, each executive received payment of $7,500 in the form of 966 Restricted Shares.

The cash component of the incentive compensation for 2006 was paid to the Named Executive Officers on January 12, 2007. The restricted stock awards granted to the Named Executive Officers were made on December 14, 2006 under the 2004 Equity Compensation Plan. Twenty-five percent of these Restricted Shares became fully vested upon grant, with the remaining 75% vesting equally on each of the next three anniversaries of the date of grant. Dividends are paid currently on all vested and unvested Restricted Shares.

Equity Grants

The Compensation Committee believes that equity-based incentives are an effective means of motivating and rewarding long-term Company performance and value creation. In addition, equity-based incentives appropriately align the interests of management with those of stockholders. During the second quarter of 2004, we adopted the 2004 Equity Compensation Plan, as approved by our stockholders, which amended and restated our Second Amended and Restated 1997 Stock Option Plan. In accordance with the terms of the 2004 Equity

Compensation Plan, directors, officers and employees of the Company and any of our subsidiaries and other persons expected to provide significant services (of a type expressly approved by the Compensation Committee of the Board as covered services for these purposes) to us are eligible to be granted Options, restricted stock, phantom shares, DERs and other stock-based awards under the 2004 Equity Compensation Plan.

Prior to 2006, DERs were granted to the Named Executive Officers. The table below sets forth certain information regarding the number of vested and unvested DERs held by the Named Executive Officers on December 31, 2006, as well as DER distributions paid to the Named Executive Officers during fiscal year 2006. This information regarding distributions paid on DERs during 2006 can also be found in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

	Vested DERs	Unvested DERs	Distributions paid on DERs during 2006
Stewart Zimmerman	285,000	—	$ 50,063
Ronald A. Freydberg	170,000	—	30,250
William S. Gorin	180,000	—	32,250
Timothy W. Korth	37,500	12,500	6,875
Teresa D. Covello	50,000	—	8,125

Under the terms of his amended and restated employment agreement, Mr. Zimmerman is entitled to receive a grant of Common Stock with an aggregate grant date fair value of $100,000 on the effective date of his amended and restated employment agreement and on the first business day of each year thereafter during the term of his employment. These stock grants represent a payment of a portion of Mr. Zimmerman’s annual base salary compensation and are fully vested and non-forfeitable upon the date of grant. Mr. Zimmerman may not sell or otherwise transfer these shares during the term of his employment unless his stock holdings in us exceeds a multiple of five times his annual base compensation and, once this threshold is met, only to the extent that the value of his stock holdings exceeds that multiple. The Compensation Committee believes that paying a portion of Mr. Zimmerman’s base salary in the form of Common Stock aligns his interests and compensation with long-term stockholder value creation. During 2006, pursuant to his amended and restated employment agreement, Mr. Zimmerman received a grant of 16,502 shares of Common Stock on April 24, 2006, which had a value of $100,000 based on the closing stock price on the New York Stock Exchange of $6.06 on April 13, 2006.

No other equity grants were made to the Named Executive Officers during 2006 other than those grants detailed above and those awarded in conjunction with the incentive compensation. The Compensation Committee will continue to evaluate the Named Executive Officer compensation programs and Company performance and retains the right to make future equity-based grants.

Deferred Compensation

On December 19, 2002, the Board adopted the Senior Officers Plan which gives executive officers the ability to elect to defer up to 100% of their annual cash incentive compensation. Amounts deferred under this plan are subject to a five-year deferral period. The Senior Officers Plan is intended to provide executive officers with an opportunity to defer certain compensation while at the same time aligning their interests with the interests of stockholders. Amounts deferred under the plan are considered to be converted into “stock units” of the Company, which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts, together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. Prior to the time that the deferred accounts are settled, participants are unsecured creditors.

The Named Executive Officers are also eligible to participate in our tax-qualified retirement savings plan (the “401(k) Plan”) under which all full-time employees are able to contribute compensation up to the limit prescribed by the Internal Revenue Service on a before-tax basis. We match 100% of the first 3% of eligible compensation deferred by our employees and 50% of the next 2%, subject to a maximum as provided by Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain restrictions, all of our employees are eligible to participate in this plan. We have elected to operate this plan under applicable safe harbor provisions of the Code, whereby, among other things, we must make contributions for all eligible employees and all matches contributed by us immediately vest 100%.

Perquisites and Other Benefits

In general, it is the Compensation Committee’s practice to provide limited perquisites and other benefits to the Named Executive Officers. We do not reimburse the Named Executive Officers for automobiles, clubs, financial planning or items of a similar nature. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to Named Executive Officers in light of market practices and within the context of the total compensation program.

The Named Executive Officers are eligible to participate in our employee health and welfare benefit programs.  The attributed costs of these benefits for the Named Executive Officers for the fiscal year ended December 31, 2006, are included in the Summary Compensation Table under the column entitled “All Other Compensation” and the related footnote. In addition, we provide all employees, including the Named Executive Officers, with up to $500,000 of accidental death and dismemberment insurance while traveling on business or traveling to or attending Board, committee and stockholder meetings and other Company-sponsored events.

As discussed above in this Compensation Discussion and Analysis, we have entered into amended and restated employment agreements with each of the Named Executive Officers. These amended and restated employment agreements are designed to promote our stability and continuity of senior leadership. Information with respect to applicable severance payments under these agreements for the Named Executive Officers is provided under the section “Employment Agreements and Termination and Change-in-Control Arrangements” of this Executive Compensation section of the Proxy Statement.

Deductibility of Executive Compensation. The Compensation Committee has determined to maximize the tax deductibility of compensation payments to our executive officers under Section 162(m) of the Code and the regulations thereunder. Section 162(m) imposes an annual, individual limit of $1 million on the deductibility of our compensation payments to executives. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. In this regard, grants under our 2004 Equity Compensation Plan will generally be intended to be qualified performance-based compensation and the Compensation Committee has the authority to structure other awards thereunder as qualified performance-based compensation for these purposes. The Compensation Committee may, however, authorize payments to executives that may not be fully deductible if it believes such payments are in our interest and that of our stockholders.

Other Tax and Accounting Implications. The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, we believe that we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

On January 1, 2006, we adopted FAS No. 123R “Share-Based Payment” (“FAS 123R”). Prior to the adoption of FAS 123R, we accounted for our stock based compensation in accordance with FAS No. 123, “Accounting for Stock-Based Compensation,” as amended by FAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which was adopted on January 1, 2003.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for our senior executive officers and administers our 2004 Equity Compensation Plan, Senior Officers Plan, Non-Employee Directors Plan and other management incentive, benefit and perquisite programs.  While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

James A. Brodsky, Chairman

Stephen R. Blank

George H. Krauss

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) ”soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the annual compensation received by the Named Executive Officers for the year ended December 31, 2006.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Stewart Zimmerman, Chairman of the Board, Chief Executive Officer and President	2006	$ 929,167	$ 175,000	$ 137,500	$ 50,063	$ 27,953	$ 1,319,683
Ronald A. Freydberg, Executive Vice President and Chief Portfolio Officer	2006	696,875	137,500	9,376	30,250	30,426	904,427
William S. Gorin, Executive Vice President and Chief Financial Officer	2006	696,875	137,500	9,376	32,250	30,426	906,427
Timothy W. Korth, General Counsel, Senior Vice President – Business Development and Secretary	2006	275,000	130,000	1,876	6,875	29,746	443,497
Teresa D. Covello, Senior Vice President, Chief Accounting Officer and Treasurer	2006	225,000	125,000	1,876	8,125	29,260	389,261

(1)

Material terms of the amended and restated employment agreements of the Named Executive Officers are provided under “Employment Agreements and Termination and Change-in-Control Arrangements” of this Executive Compensation section of the Proxy Statement.

(2)	Amounts in this column represent the cash component of 2006 bonus awards, which were paid to the Named Executive Officers on January 12, 2007.

(3)

Amounts in this column represent compensation costs recognized by us in 2006 for stock awards based upon the fair value as of the grant date of such awards determined pursuant to FAS 123R. With respect to the stock awards granted in December 2006 to each of the Named Executive Officers (except for Mr. Zimmerman), such amounts equal 25% of the grant date fair value of those awards, which vested on the date of grant. With respect to Mr. Zimmerman, $37,500 of such amount equals 100% of the grant date fair value of his December 2006 stock award, 25% of which vested on the date of grant and 75% of which was considered vested on the date of grant because, under the accelerated vesting provisions set forth in our 2004 Equity Compensation Plan and the applicable award agreement, there was no substantial risk of forfeiture.

(4)

Amounts in this column represent aggregate distributions paid on DERs, which represent the right to receive a distribution on each DER equal to the cash dividend paid on a share of Common Stock, attached to outstanding Options during 2006.

(5)	Amounts in this column represent all other compensation received by the Named Executive Officers during 2006.

	Health Insurance ($)	401(k) Plan Company Match ($)	Disability and Life Insurance ($)	Dental Insurance ($)	Total ($)
Stewart Zimmerman	$ 12,156	$ 8,800	$ 5,825	$ 1,172	$ 27,953
Ronald A. Freydberg	18,248	8,800	1,710	1,668	30,426
William S. Gorin	18,248	8,800	1,710	1,668	30,426
Timothy W. Korth	18,248	8,800	1,030	1,668	29,746
Teresa D. Covello	18,248	8,800	544	1,668	29,260

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted to the Named Executive Officers during the year ended December 31, 2006.

Grants of Plan Based Awards for 2006
	Grant Date	Date of Compensation Committee Action	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Stewart Zimmerman	04/16/2006(2)	04/24/2006(2)	16,502(3)	$ 100,000
	12/14/2006	12/13/2006	4,808(4)	37,500
Ronald A. Freydberg	12/14/2006	12/13/2006	4,808(5)	37,500
William S. Gorin	12/14/2006	12/13/2006	4,808(5)	37,500
Timothy W. Korth	12/14/2006	12/13/2006	962(5)	7,500
Teresa D. Covello	12/14/2006	12/13/2006	962(5)	7,500

(1)	Amounts in this column represent the aggregate value of the stock awards granted in 2006 based upon the fair value as of the grant date of such awards determined pursuant to FAS 123R. For each of the Named Executive Officers (other than Mr. Zimmerman), only 25% of the amount set forth in this column was recognized as compensation during 2006. With respect to Mr. Zimmerman, 100% of the amount set forth in this column was recognized as compensation during 2006. See the Summary Compensation Table under the column entitled “Stock Awards” and the related footnote for more detail.

(2)	In accordance with the terms of Mr. Zimmerman’s amended and restated employment agreement, which was approved by the Compensation Committee on April 24, 2006, the date of his annual stock grant in 2006 was contractually set as April 16, 2006, the effective date of such agreement.

(3)	In accordance with the terms of Mr. Zimmerman’s amended and restated employment agreement, such shares of Common Stock became fully vested upon the date of grant; however, unless there is a termination of service, Mr. Zimmerman is not permitted to voluntarily or involuntarily sell, transfer, pledge, anticipate, alienate, encumber or assign such shares (or have such shares attached or garnished) until such time as the value of his stock holdings in us exceeds a multiple of five times his annual base compensation and, once this threshold is met, only in amounts having a value that exceeds that multiple.

(4)	All of such shares of Common Stock were deemed to be fully vested at the time of grant because, under the accelerated vesting provisions set forth in our 2004 Equity Compensation Plan and the applicable award agreement, there was no substantial risk of forfeiture. Unless there is a termination of service, under the terms of his amended and restated employment agreement, Mr. Zimmerman is not permitted to voluntarily or involuntarily sell, transfer, pledge, anticipate, alienate, encumber or assign 1,683 of these shares (or have such shares attached or garnished) until such time as the value of his stock holdings in us exceeds a multiple of five times his annual base compensation and, once this threshold is met, only in amounts having a value that exceeds that multiple.

(5)	In accordance with the terms of the applicable award agreements, 25% of such shares of Common Stock became fully vested upon the date of grant and, thereafter, with respect to the remaining 75%, restrictions will lapse on one-quarter of such shares on each of the next three anniversaries of the date of grant. With respect to Messrs. Freydberg and Gorin, unless there is a termination of service, under the terms of their respective amended and restated employment agreements, neither of Messrs. Freydberg or Gorin is permitted to voluntarily or involuntarily sell, transfer, pledge, anticipate, alienate, encumber or assign 783 of these shares (or have such shares attached or garnished) until such time as the value of his respective stock holdings in us exceeds three times his respective annual base compensation and, once this threshold is met, only in amounts having a value that exceeds that multiple.

Outstanding Equity Awards

The following table summarizes all outstanding equity awards held by the Named Executive Officers on December 31, 2006.

Outstanding Equity Awards at Fiscal 2006 Year-End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Stewart Zimmerman	100,000	—	$ 9.375	4/6/2008	—	—
	100,000	—	4.875	8/13/2009	—	—
	185,000	—	10.250	10/1/2013	—	—
Ronald A. Freydberg	70,000	—	9.375	4/6/2008	—	—
	100,000	—	10.250	10/1/2013	—	—
	—	—	—	—	3,606(3)	$ 27,730
William S. Gorin	80,000	—	9.375	4/6/2008	—	—
	100,000	—	10.250	10/1/2013	—	—
	—	—	—	—	3,606(3)	27,730
Timothy W. Korth	37,500	12,500(4)	10.230	2/2/2014	—	—
	—	—	—	—	722(3)	5,548
Teresa D. Covello	50,000	—	10.250	10/1/2013	—	—
	—	—	—	—	722(3)	5,548

(1)

Excludes 3,606 Restricted Shares granted to Mr. Zimmerman that were considered vested on the date of grant (December 14, 2006) because, under the accelerated vesting provisions set forth in our 2007 Equity Compensation Plan and the applicable award, there was no substantial risk of forfeiture.

(2)

For purposes of this table, the market value of the Common Stock is deemed to be $7.69, the closing price of the Common Stock reported on the NYSE on December 29, 2006 (the last trading day of the year).

(3)	These stock awards were granted on December 14, 2006. Assuming continued employment with us, one-third of these shares will vest on December 14 of each of 2007, 2008 and 2009.

(4)	These Options vested on February 2, 2007.

Equity Compensation Plan Information

The following table summarizes certain information regarding the Common Stock available for issuance under our 2004 Equity Compensation Plan as of December 31, 2006.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Available for Future Issuance
Equity Compensation Plans Approved by Stockholders	949,500	$ 9.33	2,302,262
Equity Compensation Plans Not Approved by Stockholders(1)	—	—	—
Total	949,500	$ 9.33	2,302,262

(1)	We have not adopted any “equity compensation plans” as defined in the applicable SEC rules which have not been approved by our stockholders.

Long-Term Incentive Plans and Other Matters

2004 Equity Compensation Plan. In general, subject to certain exceptions, stock-based awards relating to a maximum of 3.5 million shares of Common Stock may be granted under the 2004 Equity Compensation Plan (forfeitures and/or awards that expire unexercised do not count towards such limit). Subject to certain exceptions, a participant may not receive stock-based awards in excess of 500,000 shares of Common Stock in any one year and no award may be granted to any person who, assuming exercise of all Options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of our capital stock. Unless previously terminated by the Board, awards may be granted under the 2004 Equity Compensation Plan until the tenth anniversary of the date that our stockholders approved such plan.

Pursuant to Section 422(b) of the Code in order for Options granted under the 2004 Equity Compensation Plan and vesting in any one calendar year to qualify as incentive Options (“ISOs”) for tax purposes, the market value of the Common Stock, as determined on the date of grant, to be received upon exercise of such Options shall not exceed $100,000 during any such calendar year. The exercise price of an ISO may not be lower than 100% (110% in the case of an ISO granted to a 10% stockholder) of the fair market value of the Common Stock on the date of grant. In addition, the exercise price for all other Options issued under the 2004 Equity Compensation Plan may not be less than the fair market value on the date of grant. Each Option is exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant. Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

A DER is a right to receive, as specified by the Compensation Committee at the time of grant, a distribution equal to the cash dividend distributions paid on a share of Common Stock. DERs may be granted separately or together with other awards and are paid in cash or other consideration at such times and in accordance with such rules as the Compensation Committee shall determine in its discretion.

As of the Record Date, under our 2004 Equity Compensation Plan, there were outstanding (i) Options to acquire (a) a total of 100,000 shares of Common Stock at a purchase price of $4.875 per share, (b) a total of 330,000 shares of Common Stock at a purchase price of $9.375 per share, (c) a total of 452,000 shares of Common Stock at a purchase price of $10.25 per share, (d) a total of 50,000 shares of Common Stock at a purchase price of $10.23 per share, and (e) a total of 30,000 shares of Common Stock at a purchase price of $8.40 per share, (ii) a total of 960,750 DERs and (iii) a total of 14,430 Restricted Shares still subject to forfeiture. During 2006, no Options were granted or exercised and no outstanding Options for any of the Named Executive Officers were repriced. As of the Record Date, 2,281,758 shares of Common Stock remained available for grant to eligible participants under our 2004 Equity Compensation Plan.

The following table summarizes certain information regarding all stock awards vested and value realized upon vesting by the Named Executive Officers during the year ended December 31, 2006.

	Stock Vested
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stewart Zimmerman	21,310(1)	$ 137,500
Ronald A. Freydberg	1,202	9,375
William S. Gorin	1,202	9,375
Timothy W. Korth	240	1,875
Teresa D. Covello	240	1,875

(1)

Includes 3,606 Restricted Shares that were considered vested on the date of grant (December 14, 2006) because, under the accelerated vesting provisions set forth in our 2004 Equity Compensation Plan and the applicable award agreement, there was no substantial risk of forfeiture.

Deferred Plans. On December 19, 2002, the Board adopted the Senior Officers Plan and the Non-Employee Directors Plan (collectively, as amended, the “Deferred Plans”). During 2006, our non-employee directors and executive officers were eligible to participate, as applicable, in the Deferred Plans through which they could elect to defer a certain percentage of their compensation. The Deferred Plans are intended to provide our non-employee directors and executive officers with an opportunity to defer up to 100% of certain compensation, as defined in the Deferred Plans, while at the same time aligning their interests with the interests of stockholders. Under the Deferred Plans, amounts deferred are considered to be converted into our “stock units,” which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts, together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. The Deferred Plans are non-qualified plans under the Employee Retirement Income Security Act of 1974, as amended, and are not funded. Prior to the time that the deferred accounts are settled, participants are unsecured creditors. Effective January 1, 2007, the Board resolved to suspend indefinitely the non-employee directors’ ability to defer additional compensation under the Non-Employee Directors Plan.

The following table summarizes certain information regarding amounts deferred by the Named Executive Officers under in the Senior Officers Plan as of December 31, 2006.

	Nonqualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdraws/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Stewart Zimmerman	—	—	—	—	$ 97,662
Ronald A. Freydberg	—	—	—	—	53,668
William S. Gorin	—	—	—	—	125,924
Timothy W. Korth	—	—	—	—	—
Teresa D. Covello	—	—	—	—	—

The following table summarizes certain additional information regarding amounts deferred by our non-employee directors and Named Executive Officers participating in the Deferred Plans as of December 31, 2006.

Name	Total Amount Deferred(1)	Fair Market Value of Deferred Amount
Non-Employee Directors
Stephen R. Blank	$ 83,318	$ 81,227
James A. Brodsky	44,025	42,775
Edison C. Buchanan	144,156	147,085
Michael L. Dahir	18,997	15,463
Alan L. Gosule	138,189	128,015
George H. Krauss	183,849	179,573

Named Executive Officers
Stewart Zimmerman	113,902	97,662
Ronald A. Freydberg	60,357	53,668
William S. Gorin	143,448	125,924
Total	$ 930,241	$ 871,392

(1)	Amounts in this column represents total compensation deferred and cash dividend equivalents credited to outstanding stock units from inception of participation in the Deferred Plans.

Pension Benefits

The Named Executive Officers received no benefits in 2006 from us under defined pension or defined contribution plans other than our tax-qualified 401(k) Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

With respect to the Named Executive Officers, we entered into amended and restated employment agreements with (i) Messrs. Zimmerman, Freydberg and Gorin as of April 16, 2006 and (ii) Mr. Korth and Ms. Covello as of January 1, 2006. As described below, these employment agreements provide the Named Executive Officers with, among other things, certain payments at, following and/or in connection with certain terminations of employment or a change-in-control involving the Company. As used below, the terms “Cause,” “Change In Control,” “Disability,” “Good Reason” and “Pre-Change-In-Control Event” shall have the respective meanings set forth in the applicable employment agreements.

Stewart Zimmerman. The amended and restated employment agreement for Mr. Zimmerman provides for an annual base salary of not less than $900,000. Pursuant to this agreement, Mr. Zimmerman is also entitled to receive an annual grant of Common Stock having an aggregate grant date fair value of $100,000, which was paid on the effective date of his amended and restated employment contract and, thereafter, will be paid on the first business day of each year during the term of his employment. In addition, Mr. Zimmerman is eligible to participate with Messrs. Freydberg and Gorin in an annual performance-based bonus pool, ranging annually from a minimum of $400,000 to a maximum of $6.0 million, based upon our attainment of specified ROAE targets. Specific information regarding the application of this performance-based bonus pool, including the applicable ROAE targets, is provided under “Elements of Executive Compensation” of the Compensation Discussion and Analysis of the Proxy Statement. As provided in this agreement, a portion of any performance-based bonus pool amount paid to Mr. Zimmerman shall be paid in Restricted Shares (with respect to 2006, at least 25% of any such annual bonus amount over $100,000 and, with respect to each year thereafter, at least 50% of any such annual bonus amount over $100,000). In addition, in accordance with this agreement, Mr. Zimmerman shall not be permitted to sell or otherwise transfer any such Restricted Shares during the term of his employment unless the value of his stock holdings in us exceeds a multiple of five times his annual base compensation and, once this threshold is met, only in amounts having a value that exceeds that multiple. Mr. Zimmerman’s amended and restated employment agreement has a term of approximately five years, subject to earlier termination in certain circumstances, and is scheduled to expire on December 31, 2010.

Pursuant to the terms of his amended and restated employment agreement, under certain specified scenarios during the term of his employment, Mr. Zimmerman is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving the Company.

•

Without Cause or For Good Reason. If Mr. Zimmerman’s employment is terminated by us without Cause (which would exclude our determination not to renew his employment at the end of any applicable term) or by him for Good Reason, he will be entitled to (i) a payment equal to three times the greater of his combined annual base compensation and performance bonus for the preceding fiscal year or the average of his combined annual base compensation and performance bonus for the three preceding fiscal years and (ii) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred. In the event that Mr. Zimmerman’s employment with us was terminated on December 31, 2006 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $3,832,500.

•

Change In Control. If Mr. Zimmerman’s employment is terminated (i) by us without Cause within two months before a Change In Control and following the occurrence of a Pre-Change-In-Control Event, (ii) by his resignation for any reason within six months following a Change In Control, or (iii) by us other than for Cause or by his resignation for Good Reason within 24 months following a Change In Control, he will be entitled to (a) a payment equal to 300% of the sum of his current annual base compensation and his performance bonus for the preceding fiscal year, (b) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (c) the continued participation, at our expense, in all of our health insurance, life insurance, retirement and other benefit programs for the balance of the term of his employment agreement. In the event that Mr. Zimmerman’s employment with us was terminated on December 31, 2006 under one of these three scenarios, he would have been entitled to receive from us a payment estimated to be $3,713,997.

•

Non-Renewal of Employment. If Mr. Zimmerman’s employment is terminated by us based upon our determination not to renew the term of his employment at the end of any applicable term, he will be entitled to (i) a payment equal to his current base compensation and (ii) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred. In the event that Mr. Zimmerman’s employment with us was terminated on December 31, 2006 under this scenario, he would have been entitled to receive from us a payment estimated to be $1,000,000.

•

Death or Disability. If Mr. Zimmerman’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to (i) a continued payment on a monthly basis of his current annual base compensation for a period of two years following such termination, (ii) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (iii) in the event of his Disability only, the continued participation, at our expense, in our health insurance for the balance of the duration of the Disability (subject to certain limitations). In the event that Mr. Zimmerman’s employment with us was terminated on

December 31, 2006 (i) by reason of his death, his estate would have been entitled to receive from us payments estimated to be $2,000,000 or (ii) by reason of his Disability, he or his legal guardian would have been entitled to receive from us payments estimated to be $2,106,395 (assuming payment of health insurance until age 70).

•

Cause or Voluntarily Without Good Reason. If Mr. Zimmerman’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason, he will not be entitled to any additional payments from us.

In addition to the foregoing amounts, in the event that Mr. Zimmerman’s employment with us was terminated on December 31, 2006 under any of the scenarios identified above, he would have also been entitled to receive from us a payment of all amounts deferred by him under the Senior Officers Plan equal to $97,662.

Ronald A. Freydberg. The amended and restated employment agreement for Mr. Freydberg provides for an annual base salary of not less than $675,000. Pursuant to this agreement, Mr. Freydberg is eligible to participate with Messrs. Zimmerman and Gorin in an annual performance-based bonus pool, ranging annually from a minimum of $400,000 to a maximum of $6.0 million, based upon our attainment of specified ROAE targets. Specific information regarding the application of this performance-based bonus pool, including the applicable ROAE targets, is provided under “Elements of Executive Compensation” of the Compensation Discussion and Analysis of the Proxy Statement. As provided in this agreement, a portion of any performance-based bonus pool amount paid to Mr. Freydberg shall be paid in Restricted Shares (with respect to 2006, at least 25% of any such annual bonus amount over $100,000 and, with respect to each year thereafter, at least 50% of any such annual bonus amount over $100,000). In addition, in accordance with this agreement, Mr. Freydberg shall not be permitted to sell or otherwise transfer any such Restricted Shares during the term of his employment unless the value of his stock holdings in us exceeds a multiple of three times his annual base compensation and, once this threshold is met, only in amounts having a value that exceeds that multiple. Mr. Freydberg’s amended and restated employment agreement has a term of approximately three years, subject to earlier termination in certain circumstances, and is scheduled to expire on December 31, 2008.

Pursuant to the terms of his amended and restated employment agreement, under certain specified scenarios during the term of his employment, Mr. Freydberg is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving the Company.

•

Without Cause or For Good Reason. If Mr. Freydberg’s employment is terminated by us without Cause (which would include our determination not to renew his employment at the end of any applicable term) or by him for Good Reason, he will be entitled to (i) a continued payment, in accordance with our payroll practices, of his current annual base compensation until the later of the contractual expiration of the stated term set forth in his employment agreement or the first anniversary of such termination, (ii) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (iii) the continued participation, at our expense, in our health insurance until the later of the contractual expiration of the stated term set forth in his employment agreement or the first anniversary of such termination. In the event that Mr. Freydberg’s employment with us was terminated on December 31, 2006 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $1,368,370.

•

Change In Control. If Mr. Freydberg’s employment is terminated (i) by us without Cause within two months before a Change In Control and following the occurrence of a Pre-Change-In-Control Event, (ii) by his resignation for any reason within three months following a Change In Control, or (iii) by us other than for Cause or by his resignation for Good Reason within 12 months following a Change In Control, he will be entitled to (a) a payment equal to 300% of the sum of his current annual base compensation and his highest performance bonus received during one of the two preceding fiscal years, (b) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (c) the continued participation, at our expense, in all of our health insurance, life insurance, retirement and other benefit programs for the balance of the term of his employment agreement. In the event that Mr. Freydberg’s employment with us was terminated on December 31, 2006 under one of these three scenarios, he would have been entitled to receive from us a payment estimated to be $2,575,401.

•

Death or Disability. If Mr. Freydberg’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to (i) a continued payment on a monthly basis of his current annual base compensation for a period of one year following such termination, (ii) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (iii) in the event of his Disability only, the continued participation, at our expense, in our health insurance for the balance of the duration of the Disability (subject to certain limitations). In the event that Mr. Freydberg’s employment with us was terminated on December 31, 2006 (i) by reason of his death, his estate would have been entitled to receive from us payments estimated to be $682,032 or (ii) by reason of his Disability, he or his legal guardian would have been entitled to receive from us payments estimated to be $856,539 (assuming payment of health insurance until age 65).

•

Cause or Voluntarily Without Good Reason. If Mr. Freydberg’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason, he will not be entitled to any additional payments from us.

In addition to the foregoing amounts, in the event that Mr. Freydberg’s employment with us was terminated on December 31, 2006 under any of the scenarios identified above, he would have also been entitled to receive from us a payment of all amounts deferred by him under the Senior Officers Plan equal to $53,668.

William S. Gorin. The amended and restated employment agreement for Mr. Gorin provides for an annual base salary of not less than $675,000. Pursuant to this agreement, Mr. Gorin is eligible to participate with Messrs. Zimmerman and Freydberg in an annual performance-based bonus pool, ranging annually from a minimum of $400,000 to a maximum of $6.0 million, based upon our attainment of specified ROAE targets. Specific information regarding the application of this performance-based bonus pool, including the applicable ROAE targets, is provided under “Elements of Executive Compensation” of the Compensation Discussion and Analysis of the Proxy Statement. As provided in this agreement, a portion of any performance-based bonus pool amount paid to Mr. Gorin shall be paid in Restricted Shares (with respect to 2006, at least 25% of any such annual bonus amount over $100,000 and, with respect to each year thereafter, at least 50% of any such annual bonus amount over $100,000). In addition, in accordance with this agreement, Mr. Gorin shall not be permitted to sell or otherwise transfer any such Restricted Shares during the term of his employment unless the value of his stock holdings in us exceeds a multiple of three times his annual base compensation and, once this threshold is met, only in amounts having a value that exceeds that multiple. Mr. Gorin’s amended and restated employment agreement has a term of approximately three years, subject to earlier termination in certain circumstances, and is scheduled to expire on December 31, 2008.

Pursuant to the terms of his amended and restated employment agreement, under certain specified scenarios during the term of his employment, Mr. Gorin is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving the Company.

•

Without Cause or For Good Reason. If Mr. Gorin’s employment is terminated by us without Cause (which would include our determination not to renew his employment at the end of any applicable term) or by him for Good Reason, he will be entitled to (i) a continued payment, in accordance with our payroll practices, of his current annual base compensation until the later of the contractual expiration of the stated term set forth in his employment agreement or the first anniversary of such termination, (ii) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (iii) the continued participation, at our expense, in our health insurance until the later of the contractual expiration of the stated term set forth in his employment agreement or the first anniversary of such termination. In the event that Mr. Gorin’s employment with us was terminated on

December 31, 2006 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $1,368,370.
•

Change In Control. If Mr. Gorin’s employment is terminated (i) by us without Cause within two months before a Change In Control and following the occurrence of a Pre-Change-In-Control Event, (ii) by his resignation for any reason within three months following a Change In Control, or (iii) by us other than for Cause or by his resignation for Good Reason within 12 months following a Change In Control, he will be entitled to (a) a payment equal to 300% of the sum of his current annual base compensation and his highest performance bonus received during one of the two preceding fiscal years, (b) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (c) the continued participation, at our expense, in all of our health insurance, life insurance, retirement and other benefit programs for the balance of the term of his employment agreement. In the event that Mr. Gorin’s employment with us was terminated on December 31, 2006 under one of these three scenarios, he would have been entitled to receive from us a payment estimated to be $2,575,401.

•

Death or Disability. If Mr. Gorin’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to (i) a continued payment on a monthly basis of his current annual base compensation for a period of one year following such termination, (ii) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (iii) in the event of his Disability only, the continued participation, at our expense, in our health insurance for the balance of the duration of the Disability (subject to certain limitations). In the event that Mr. Gorin’s employment with us was terminated on December 31, 2006 (i) by reason of his death, his estate would have been entitled to receive from us payments estimated to be $682,032 or (ii) by reason of his Disability, he or his legal guardian would have been entitled to receive from us payments estimated to be $838,170 (assuming payment of health insurance until age 65).

•

Cause or Voluntarily Without Good Reason. If Mr. Gorin’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason, he will not be entitled to any additional payments from us.

In addition to the foregoing amounts, in the event that Mr. Gorin’s employment with us was terminated on December 31, 2006 under any of the scenarios identified above, he would have also been entitled to receive from us a payment of all amounts deferred by him under the Senior Officers Plan equal to $125,924.

Timothy W. Korth. The amended and restated employment agreement for Mr. Korth provides for an annual base salary of not less than $275,000. Pursuant to this agreement, Mr. Korth is eligible to receive an annual performance bonus as recommended by our Chief Executive Officer and approved by the Compensation Committee. Mr. Korth’s amended and restated employment agreement has a term of two years, subject to earlier termination in certain circumstances, and is scheduled to expire on December 31, 2007.

Pursuant to the terms of his amended and restated employment agreement, under certain specified scenarios during the term of his employment, Mr. Korth is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving the Company.

•

Without Cause or For Good Reason. If Mr. Korth’s employment is terminated by us without Cause (which would exclude our determination not to renew his employment at the end of any applicable term) or by him for Good Reason, he will be entitled to (i) a continued payment, in accordance with our payroll practices, of his current annual base compensation until the later of the contractual expiration of the stated term set forth in his employment agreement or the first anniversary of such termination, (ii) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (iii) the continued participation, at our expense, in our health insurance until the later of the contractual expiration of the stated term set forth in his employment agreement or the first anniversary of such termination. In the event that Mr. Korth’s employment with us was terminated on December 31, 2006 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $284,185.

•

Change In Control. If Mr. Korth’s employment is terminated (i) by us without Cause (which would include our determination not to renew his employment at the end of any applicable term) within two months before a Change In Control and following the occurrence of a Pre-Change-In-Control Event, (ii) by his resignation for any reason within three months following a Change In Control, or (iii) by us other than for Cause (which would include our determination not to renew his employment at the end of any applicable term) or by his resignation for Good Reason within 12 months following a Change In Control, he will be entitled to (a) a payment equal to 250% of the sum of his current annual base compensation and his highest performance bonus received during one of the two preceding fiscal years, (b) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (c) the continued participation, at our expense, in all of our health insurance, life insurance, retirement and other benefit programs for the balance of the term of his employment agreement. In the event that Mr. Korth’s employment with us was terminated on December 31, 2006 under one of these three scenarios, he would have been entitled to receive from us a payment estimated to be $1,056,819.

•

Death or Disability. If Mr. Korth’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to (i) a continued payment on a monthly basis of his current annual base compensation for a period of one year following such termination, (ii) the immediate full vesting of all of his outstanding Restricted Shares and Options, with his Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (iii) in the event of his Disability only, the continued participation, at our expense, in our health insurance for the balance of the duration of the Disability (subject to certain limitations). In the event that Mr. Korth’s employment with us was terminated on December 31, 2006 (i) by reason of his death, his estate would have been entitled to receive from us payments estimated to be $276,407 or (ii) by reason of his Disability, he or his legal guardian would have been entitled to receive from us payments estimated to be $480,507 (assuming payment of health insurance until age 65).

•

Cause or Voluntarily Without Good Reason. If Mr. Korth’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason, he will not be entitled to any additional payments from us.

Teresa D. Covello. The amended and restated employment agreement for Ms. Covello provides for an annual base salary of not less than $225,000. Pursuant to this agreement, Ms. Covello is eligible to receive an annual performance bonus as recommended by our Chief Executive Officer and/or Chief Financial Officer and approved by the Compensation Committee. Ms. Covello’s amended and restated employment agreement has a term of two years, subject to earlier termination in certain circumstances, and is scheduled to expire on December 31, 2007.

Pursuant to the terms of her amended and restated employment agreement, under certain specified scenarios during the term of her employment, Ms. Covello is entitled to receive, in addition to earned and unpaid amounts then owed to her, certain payments upon the termination of her employment or a Change In Control involving the Company.

•

Without Cause or For Good Reason. If Ms. Covello’s employment is terminated by us without Cause (which would exclude our determination not to renew her employment at the end of any applicable term) or by her for Good Reason, she will be entitled to (i) a continued payment, in accordance with our payroll practices, of her current annual base compensation until the later of the contractual expiration of the stated term set forth in her employment agreement or the first anniversary of such termination, (ii) the immediate full vesting of all of her outstanding Restricted Shares and Options, with her Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (iii) the continued participation, at our expense, in our health insurance until the later of the contractual expiration of the stated term set forth in her employment agreement or the first anniversary of such termination. In the event that Ms. Covello’s employment with us was terminated on December 31, 2006 under one of these two scenarios, she would have been entitled to receive from us a payment estimated to be $233,019.

•

Change In Control. If Ms. Covello’s employment is terminated (i) by us without Cause (which would include our determination not to renew her employment at the end of any applicable term) within two months before a Change In Control and following the occurrence of a Pre-Change-In-Control Event, (ii) by her resignation for any reason within three months following a Change In Control, or (iii) by us other than for Cause (which would include our determination not to renew her employment at the end of any applicable term) or by her resignation for Good Reason within 12 months following a Change In Control, she will be entitled to (a) a payment equal to 250% of the sum of her current annual base compensation and her highest performance bonus received during one of the two preceding fiscal years, (b) the immediate full vesting of all of her outstanding Restricted Shares and Options, with her Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (c) the continued participation, at our expense, in all of our health insurance, life insurance, retirement and other benefit programs for the balance of the term of her employment agreement. In the event that Ms. Covello’s employment with us was terminated on December 31, 2006 under one of these three scenarios, she would have been entitled to receive from us a payment estimated to be $918,833.

•

Death or Disability. If Ms. Covello’s employment is terminated by reason of her death or Disability, she (or her legal representative or estate) will be entitled to (i) a continued payment on a monthly basis of her current annual base compensation for a period of one year following such termination, (ii) the immediate full vesting of all of her outstanding Restricted Shares and Options, with her Options and DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, and (iii) in the event of her Disability only, the continued participation, at our expense, in our health insurance for the balance of the duration of the Disability (subject to certain limitations). In the event that Ms. Covello’s employment with us was terminated on December 31, 2006 (i) by reason of her death, her estate would have been entitled to receive from us payments estimated to be $226,407 or (ii) by reason of her Disability, she or her legal guardian would have been entitled to receive from us payments estimated to be $418,843 (assuming payment of health insurance until age 65).

•

Cause or Voluntarily Without Good Reason. If Ms. Covello’s employment is terminated (i) by us for Cause or (ii) at her own volition other than for Good Reason, she will not be entitled to any additional payments from us.

Each of the amended and restated employment agreements of Messrs. Zimmerman, Freydberg, Gorin and Korth and Ms. Covello includes a prohibition on (a) providing services to, or acquiring certain interests in, any other mortgage REIT and (b) soliciting our employees, in either case without our consent, for a period of one year following a termination of employment; provided, that, the non-compete obligation described in clause (a) of this sentence will not be effective, with respect to Messrs. Zimmerman, Freydberg and Gorin, in the event any such individual elects not to renew the term of his employment upon expiration of the initial or any renewal period and, with respect to Mr. Korth and Ms. Covello, in the event either they or we elect not to renew the term of their employment upon expiration of the initial or any renewal period.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished us and written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2006 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

Legal Services. Since 2001, we have retained the services of Clifford Chance as our outside legal counsel for general, corporate, securities and other matters. Alan L. Gosule, one of our directors, is a partner of Clifford Chance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the Common Stock, (ii) the Named Executive Officers, (iii) our directors and (iv) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned
Name and Business Address(1)	Shares(2)(3)	Shares Subject to Options(4)	Total	Percent of Class
Directors and Officers
Stewart Zimmerman	183,513	385,000	568,513	*
Ronald A. Freydberg	102,011	170,000	272,011	*
William S. Gorin	150,407	180,000	330,407	*
Timothy W. Korth	7,962	50,000	57,962	*
Teresa D. Covello	9,462	50,000	59,462	*
Stephen R. Blank	3,468	5,000	8,468	*
James A. Brodsky	3,125	5,000	8,125	*
Edison C. Buchanan	1,250	5,000	6,250	*
Michael L. Dahir	9,672	10,000	19,672	*
Alan L. Gosule	3,836	5,000	8,836	*
George H. Krauss	23,473	80,000	103,473	*
All directors and executive officers as a group (11 persons)	498,179	945,000	1,443,179	1.8%

*	Represents less than 1% of issued and outstanding shares of Common Stock.

(1)	The business address of each director and Named Executive Officer is c/o MFA Mortgage Investments, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022.

(2)

Each director and Named Executive Officer has sole voting and investment power with respect to these shares, except that (i) Mr. Freydberg jointly holds 76,000 shares with his spouse and (ii) Mr. Krauss’s spouse has sole voting and investment power with respect to 22,223 shares.

(3)

Includes unvested Restricted Shares granted to the Named Executive Officers pursuant to our 2004 Equity Compensation Plan as follows: Mr. Zimmerman – 3,606 shares; Mr. Freydberg – 3,606 shares; Mr. Gorin – 3,606 shares; Mr. Korth – 722 shares; and Ms. Covello – 722 shares.

(4)

For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any Options. Options held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person.

OTHER MATTERS

The Board knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on the enclosed proxy card will vote the shares of Common Stock represented by properly voted proxies in their judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2008 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 10, 2007.

Pursuant to our Bylaws, any stockholder intending to present a proposal at an annual meeting of our stockholders, without having such proposal included in the proxy statement for such annual meeting, must notify us in writing not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a proposal at our 2008 Annual Meeting of Stockholders must notify us in writing of such proposal by March 23, 2008, but in no event earlier than February 21, 2008.

Any such proposal should be sent to Timothy W. Korth, our General Counsel, Senior Vice President – Business Development and Secretary, at MFA Mortgage Investments, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders. Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: MFA Mortgage Investments, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022, Attn: Timothy W. Korth, our General Counsel, Senior Vice President – Business Development and Secretary or by calling our investor relations toll-free phoneline at (800) 892-7547. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy material to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO TIMOTHY W. KORTH, OUR GENERAL COUNSEL, SENIOR VICE PRESIDENT – BUSINESS DEVELOPMENT AND SECRETARY, AT MFA MORTGAGE INVESTMENTS, INC., 350 PARK AVENUE, 21ST FLOOR, NEW YORK, NEW YORK 10022.

By Order of the Board

Timothy W. Korth

General Counsel, Senior Vice President – Business Development and Secretary

New York, New York

April 9, 2007

Please ☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

Item 1 –	Election of Class III Directors:

Nominees

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated April 9, 2007, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2006.

 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by MFA in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically  via  e-mail or the internet. To sign up for electronic delivery, please follow the instructions below for enrolling in MLink.

WITHHOLD
	01 Stewart Zimmerman	FOR	AUTHORITY	FOR ALL
		ALL	FOR ALL	EXCEPT
	02 James A. Brodsky	☐	☐	☐

03 Alan L. Gosule

INSTRUCTIONS: To withhold authority to vote for any individual nominee; mark
“FOR ALL EXCEPT” but cross out such nominee’s name above.

		FOR	AGAINST	ABSTAIN
Item 2 –	Ratification of the appointment of Ernst & Young LLP as MFA’s independent registered public accounting firm for the fiscal year ending December 31, 2007:	☐	☐	☐

Signature	Signature	Date

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.
  FOLD AND DETACH HERE  

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 p.m. (New York City time)
on May 21, 2007, which is the day prior to Annual Meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE
http://www.proxyvoting.com/mfa		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the internet at www.mfa-reit.com

REVOCABLE PROXY

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints Stewart Zimmerman, Stephen R. Blank and/or Alan L. Gosule, and each of them or their respective successors, as proxies for the undersigned, with full powers of substitution, to represent the undersigned at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of MFA Mortgage Investments, Inc. (“MFA”) to be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on Tuesday, May 22, 2007, at 10:00 a.m., New York City time, and at any adjournments or postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side.

In their discretion as proxies, Stewart Zimmerman, Stephen R. Blank and Alan L. Gosule, and each of them or their respective successors, are hereby authorized to vote upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT.

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed on the reverse side)
  FOLD AND DETACH HERE  

You can now access your MFA account online.

Access your MFA stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for MFA, now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
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